FOR IMMEDIATE RELEASE
APRIL 16, 2003
PHONE: 609-561-9000
INVESTOR RELATIONS CONTACT:  STEPHEN CLARK x4260
MEDIA CONTACT:  JOANNE BRIGANDI x4240


           SJI Reports a 16 Percent Increase in First Quarter Earnings

FOLSOM, NJ -- South Jersey Industries (NYSE: SJI) today reported earnings from continuing operations of $22.8 million, or $1.86 per share, for the first quarter of 2003 compared with $19.7 million, or $1.65 per share, for the same quarter in 2002. "Strong performance for the quarter puts SJI on track to deliver earnings per share growth in excess of the 6 to 7 percent we previously forecasted for 2003," stated Charles Biscieglia, chairman and CEO of SJI. "The combination of effective strategies and dedicated, talented employees has enabled SJI to post record results for four consecutive years, and we've just gotten off to a good start on a fifth." Record performance for the quarter, which represents a 16 percent increase over the prior year period, was due to improved performance from both utility and non-utility activities.

                                     -MORE-


SJI ADD 1

Highlights from the quarter include:

   * Income from Utility Operations Grows 15 Percent -Utility operations' contribution to net earnings increased to $19.4 million in the first quarter of 2003, compared with $16.9 million for the first quarter of 2002. Record performance was mostly due to customer growth and colder weather. Off-system sales of natural gas and transportation /storage capacity, coupled with appliance service activities, contributed $2.3 million to this year's performance.

   * Strong Utility Customer Growth Trend Continues - Utility operations added 2,393 customers in the quarter, despite difficult weather conditions, and expects to maintain the customer growth rate achieved in 2002 of approximately 3 percent. In 2002, SJG was the fastest growing gas utility in New Jersey. Total customers as of March 31, 2003 were 298,767 compared with 290,604 at the same point last year.

   * Cold Weather at Last - Weather for the first quarter of 2003 was 27.7 percent colder than an extremely warm 2002, and 6.2 percent colder than the 20-year norm. Weather positively impacted the earnings contribution of SJI's utility business. However, as expected, the utility's temperature adjustment clause (TAC) and operating expenses directly related to the cold weather mitigated the overall net income benefit of weather.

                                     -MORE-


SJI ADD 2

     SJI's TAC limits the impact of temperature variations on SJI's earnings and customer bills. In the first quarter of 2003, the TAC will provide utility customers with credits of $2.3 million. The TAC provided SJI with a $3.0 million earnings benefit during the extremely warm first quarter in 2002.

   * Income from Non-utility Operations Jumps 22 Percent - SJI's non-utility operations' contribution to net income increased to $3.4 million for the first three months of 2003 compared with $2.8 million in the prior-year period. Substantial numbers of new retail gas marketing customers obtained by South Jersey Energy during the last 12 months primarily drove performance.

   * Retail Gas Marketing Customer Base Increases 8 Percent- SJI's retail gas marketing business added 6,324 customers in the first quarter of 2003 as consumers continued to recognize South Jersey Energy as a reliable, cost-effective natural gas provider. Gas marketing customers totaled 82,543 at March 31, 2003 compared with 46,736 customers on March 31, 2002.

   * SJI Receives High Marks for Corporate Governance - Institutional Shareholder Services, a noted independent provider of corporate governance analysis for investors, ranked SJI above 97 percent of the companies listed in the Russell 3000 and above 90 percent of utility companies on the governance issue. The ranking focuses on factors such as board independence and executive incentive plans.

-MORE-

SJI ADD 3

EARNINGS CONFERENCE CALL

     SJI President & COO, Edward J. Graham will host an open conference call and webcast to discuss the company's first quarter 2003 results today at 11:00 a.m. EDT.

     To participate in the call, dial 1-800-360-9865 approximately 10 minutes ahead of the scheduled time. To listen to the live webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com and click the webcast icon. A recorded version of the webcast will be available at SJI's website following the call. A rebroadcast of the conference call will also be available by phoning 1-800-428-6051 and entering the code: 289331.

     South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group and Marina Energy. SJI's goals are to provide consistent, sustainable dividend growth and to increase its earnings per share by at least 6 to 7 percent annually. Visit http://www.sjindustries.com to learn more about SJI and its subsidiaries.

     This release contains forward-looking statements about SJI's financial performance. The statements are made in good faith and deemed reasonable at the date of this release. SJI assumes no responsibility to update this information. Actual results may vary and SJI encourages you to conduct your own research before making any investment decisions including a review of SJI's 2002 SEC Form 10K and Annual Report for a complete discussion of risks and/or uncertainties that may cause actual results to vary.

                                     ###



SOURCE:         DAVID A. KINDLICK                              609-561-9000
                STEPHEN H. CLARK
COMPANY NAME:   SOUTH JERSEY INDUSTRIES, INC.
MARKET:         N
STOCK SYMBOL:   SJI



                  SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
                         COMPARATIVE EARNINGS STATEMENTS
                     (In Thousands Except for Per Share Data)
                                    UNAUDITED


                                                      Three Months Ended
                                                           March 31,
                                                      2003          2002
Operating Revenues:
     Utility                                      $  216,139    $  142,181
     Nonutility                                       63,686        34,850

            Total Operating Revenues                 279,825       177,031

Operating Expenses:
     Cost of Gas Sold - Utility                      155,068        87,443
     Cost of Sales - Nonutility                       56,216        29,348
     Operation and Maintenance                        19,533        17,308
     Energy and Other Taxes                            5,114         3,843

Operating Income                                      43,894        39,089

Other Income and Expense:
     Equity in Affiliated Companies                      187           164
     Other                                              (116)          (74)

            Total Other Income and Expense                71            90

Interest Charges  *                                    3,985         4,648

Preferred Dividend Requirements
     of Subsidiary                                       764           764

Income Taxes                                          16,379        14,049

Income from Continuing Operations                     22,837        19,718

Discontinued Operations  -  Net                         (149)          (32)

Cumulative Effect of a Change in
     Accounting Principle - Net                         (426)            0

Net Income Applicable to Common Stock             $   22,262    $   19,686

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
     Continuing Operations                        $     1.86    $     1.65
     Discontinued Operations  - Net                    (0.01)         0.00
     Cumulative Effect of a Change in
         Accounting Principle - Net                    (0.03)         0.00

Basic Earnings Per Common Share                   $     1.82    $     1.65

Average Common Shares Outstanding - Basic             12,245        11,914

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
     Continuing Operations                        $     1.85    $     1.65
     Discontinued Operations  - Net                    (0.01)         0.00
     Cumulative Effect of a Change in
         Accounting Principle - Net                    (0.03)         0.00

Diluted Earnings Per Common Share                 $     1.81    $     1.65

Average Common Shares Outstanding - Diluted           12,327        11,949


                                                      Twelve Months Ended
                                                           March 31,
                                                      2003          2002

Operating Revenues:
     Utility                                      $  460,078    $  385,261
     Nonutility                                      147,842        98,031

            Total Operating Revenues                 607,920       483,292

Operating Expenses:
     Cost of Gas Sold - Utility                      310,966       248,131
     Cost of Sales - Nonutility                      132,110        87,524
     Operation and Maintenance                        78,887        72,809
     Energy and Other Taxes                           12,077         9,971

Operating Income                                      73,880        64,857

Other Income and Expense:
     Equity in Affiliated Companies                      964           354
     Other                                               492            72

            Total Other Income and Expense             1,456           426

Interest Charges  *                                   17,013        19,508

Preferred Dividend Requirements
     of Subsidiary                                     3,058         3,060

Income Taxes                                          22,734        17,862

Income from Continuing Operations                     32,531        24,853

Discontinued Operations  -  Net                         (541)         (287)

Cumulative Effect of a Change in
     Accounting Principle - Net                         (426)            0

Net Income Applicable to Common Stock             $   31,564    $   24,566

Basic Earnings Per Common Share (Based on
  Average Basic Common Shares Outstanding):
  Continuing Operations                           $     2.68    $     2.11
  Discontinued Operations  - Net                       (0.05)        (0.03)
  Cumulative Effect of a Change in
      Accounting Principle - Net                       (0.03)         0.00

Basic Earnings Per Common Share                   $     2.60    $     2.08

Average Common Shares Outstanding - Basic             12,121        11,798

Diluted Earnings Per Common Share (Based on
  Average Diluted Common Shares Outstanding):
     Continuing Operations                        $     2.66    $     2.11
     Discontinued Operations  - Net                    (0.04)        (0.03)
     Cumulative Effect of a Change in
         Accounting Principle - Net                    (0.03)         0.00

Diluted Earnings Per Common Share                 $     2.59    $     2.08

Average Common Shares Outstanding - Diluted           12,211        11,807



* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.